January 7, 1999


Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ  08086
Attention:  Kevin P. Dowd
Chief Executive Officer and President


     Re: Registration Statement on Form S-8

Dear Mr. Dowd:

     We have acted as counsel to and for Checkpoint Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement"), for the purpose of registering the issuance of 65,500 shares (the "Shares") of the Company's common stock, $.10 par value per share (the "Common Stock"), under the Securities Act of 1933, as amended. The Shares are issuable upon the exercise of certain options (the "Options") granted to certain consultants of the Company pursuant to the following agreements: (i) Compensation Option Agreement by and between the Company and Gerald L. Wolken, dated as of January 1, 1995, (ii) Compensation Option Agreement by and between the Company and Gerald L. Wolken, dated as of October 8, 1996, (iii) Compensation Option Agreement by and between the Company and Lewis C. Shealy, Jr., dated as of April 28, 1998, and (iv) Compensation Option Agreement by and between the Company and Ernest G. Locker, Jr., dated as of June 11, 1998 (collectively, the "Option Agreements").

     In our capacity as counsel, we have been requested to render the opinions set forth in this letter and, in connection therewith, we have reviewed the following documents: (i) the Registration Statement, (ii) the Option Agreements,
(iii) Articles of Incorporation of the Company, certified as true and correct by the Secretary of the Company, (iv) Bylaws of the Company, certified as true and correct by the Secretary of the Company, and (v) certain minutes of meetings or unanimous consents of the Board of Directors of the Company.

     In rendering this opinion, we have assumed and relied upon, without independent investigation, (i) the authenticity, completeness, truth and due authorization and execution of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents submitted to us as originals,
(iii) the conformity to the originals of all documents submitted to us as certified or photostatic copies, and (iv) the sufficient legal capacity of each optionee to enter into their respective Option Agreements and exercise their rights and obligations thereunder.

     The law covered by the opinion expressed herein is limited to (a) the Federal statutes, judicial decisions and rules and regulations of the governmental agencies of the United States of America and (b) the Pennsylvania Business Corporation Law of 1988, as amended.

     This opinion letter is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur,


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whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

     Based upon and subject to the foregoing, we are of the opinion that the Shares covered by the Options when issued upon proper exercise of the Options and payment of the exercise price, all in accordance with the terms of the Option Agreements, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to any reference to our firm in the Registration Statement as legal counsel who have passed upon the legality of the securities offered thereby.

                                          Very truly yours,

                                          STRADLEY, RONON, STEVENS & YOUNG, LLP


                                          By: /s/ David E. Beavers
                                              ---------------------------------
                                              David E. Beavers, A Partner